Exhibit 10.6

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

£120,000,000 uncommitted revolving CREDIT AGREEMENT

This Agreement is dated            May 2022 and is made between

1)	Rentokil Initial Plc, a company incorporated under the laws of England, having its registered address at Compass House, Manor Royal, Crawley, West Sussex, United Kingdom, RH10 9PY, registration number 5393279 (the Borrower);

2)	ING Bank N.V., London Branch, a company with UK establishment number BR000341, having its registered address at 8-10 Moorgate, London, EC2R 6DA, (the Bank).

IT IS AGREED AS FOLLOWS:

1.	Definitions

Terms used in this Agreement have the following meaning:

Affiliate means in relation to any Person, a Subsidiary of that Person, or a Holding Company of that Person or any other Subsidiary of that Holding Company.

Agreement means this agreement (including the attached schedules) as amended from time to time.

Appointment Date means the proposed Appointment Date specified in the Lending Affiliate Appointment Notice.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Base Rate means for any Loan or (related) Unpaid Sum in GBP the Compounded Base Rate or if a Replacement Base Rate has been agreed in accordance with Clause 5.7 Replacement of Published Screen Rate such Replacement Base Rate and, if the Replacement Base Rate is below zero, the Replacement Base Rate will be deemed to be zero.

Break Funding Costs means the amount determined by the Bank to be the costs incurred as a result of the Borrower repaying a Loan on another date than the last day of an Interest Period.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Central Bank Rate has the meaning given to that term in the applicable Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the applicable Rate Terms.

Central Bank Rate Spread has the meaning given to that term in the applicable Rate Terms.

Change of Control means (i) the current parent or controlling shareholder ceasing to Control the Borrower or (ii) the obtaining of Control over the Borrower by a Person or a group of Persons who acted jointly on the basis of an arrangement or understanding between themselves.

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Compounded Base Rate means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

Control means (i) the direct or indirect ownership of more than 50% of the shares, voting capital or similar rights of ownership of a Person, or (ii) the power to directly or indirectly, on the basis of an agreement, through the exercise of voting rights or otherwise, appoint or dismiss the majority of the members of the board of directors or supervisory board or give directions regarding the policies of the Person with which such members are obliged to comply.

Cost of Funds means the interest rate per annum which the Bank determines in its sole discretion is the cost it will incur in order to fund a Loan from whatever source it may reasonably select.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Bank in accordance with the methodology set out in Schedule 5 Cumulative Compounded RFR Rate.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Bank in accordance with the methodology set out in Schedule 4 Daily Non-Cumulative Compounded RFR Rate.

Daily Rate means the rate specified as such in the applicable Rate Terms.

Default means an Event of Default or any event or circumstance which would become an Event of Default with the lapse of time, giving of notice, expiry of a grace period or the making of any determination of an Event of Default.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means an event or circumstance specified as such in Clause 11 Events of Default.

Existing Syndicated RCF means the multicurrency revolving facility agreement between the Borrower, Skandinaviska Enskilda Banken AB (publ) as agent and the lenders named therein originally dated 27 January 2015 as may be amended and/or amended and restated from time to time (including, most recently, in form as amended and restated pursuant to an amendment and restatement agreement dated 8 September 2021). For the avoidance of doubt, if the Bank ceases to participate in the Existing Syndicated RCF or the Existing Syndicated RCF is cancelled and/or terminated prior to termination of this Agreement, then all references to the Existing Syndicated RCF (including definitions and provisions thereunder) shall be by reference to the form of the Existing Syndicated RCF in force on the last date on which the Bank participates in that Existing Syndicated RCF.

Facility means the revolving credit facility made available pursuant to this Agreement.

Final Maturity Date means, without prejudice to the uncommitted and on-demand nature of the Facility (pursuant to Clause 2.2 Uncommitted facility and Clause 7.3 Cancellation, respectively), 30 December 2022.

Finance Document means this Agreement, Utilisation Request, fee letter and any other document designated as such by the Bank and the Borrower, all as may be amended from time to time.

Financial Indebtedness means any indebtedness for or in respect of:

a)	moneys borrowed;
b)	any acceptance credit;
c)	any bond, note, debenture or other similar instrument;
d)	any lease or hire purchase contract or a liability which would in accordance with IFRS, (local) GAAP (General Accepted Accounting Principles) or (other) local accounting standards be treated as a balance sheet liability;
e)	receivables sold or discounted (otherwise than on a non-recourse basis);
f)	any derivative transaction entered into to protect against or benefit from fluctuations in any interest, rate or price (and the then marked to market value of the derivative transaction will be used to calculate its amount);
g)	any other transaction which has the commercial effect of a borrowing;
h)	any counter-indemnity obligation or other recourse commitment in respect of any guarantee, indemnity, bond, letter of credit, or other similar instrument issued by a bank or financial institution; or
i)	any guarantee, indemnity, surety-ship or similar assurance against financial loss in respect of any liability referred to in the above paragraphs a) up to and including h).

Group means the Borrower and its Subsidiaries from time to time.

Holding Company means, in relation to a Person, any other Person in respect of which it is a Subsidiary.

Increased Cost means:

a)	an additional or increased cost (including, but not limited to, any cost incurred by the Bank or any of its Affiliates as a result of the compliance with the minimum reserve requirements or other requirements imposed by any relevant central bank, by law or regulation);

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b)	a reduction in the rate of return from the Facility or on the Bank’s or any of its Affiliates’ invested overall capital; or
c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Bank or any of its Affiliates to the extent attributable (directly or indirectly) to the Bank having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interest Period means, in relation to a Loan or Unpaid Sum, the period determined in accordance with Clause 5 Interest and Fees.

Lending Affiliate means an entity which has become a Party as a lending affiliate in accordance with Clause 22.1 Appointment of Lending Affiliates.

Lending Affiliate Appointment Notice means a notice of appointment of a Lending Affiliate, in a form agreed between the Bank and the relevant Lending Affiliate.

Lending Affiliate Resignation Notice means a notice of resignation of a Lending Affiliate, in a form agreed between the Lender and the relevant Lending Affiliate.

Lending Affiliate Utilisation means, in relation to a Lending Affiliate, a Loan in which that Lending Affiliate has been nominated to participate pursuant to Clause 22.3 Nomination of Lending Affiliate Utilisations.

Lending Affiliate Utilisation Notice means a notice of a Lending Affiliate Utilisation, in a form agreed between the Lender and the relevant Lending Affiliate.

Limit means the (aggregate) amount specified in Clause 2 Facility, including, if applicable, any sub-limit, to the extent not cancelled, increased or reduced under this Agreement.

Loan means a loan made or to be made available under the Facility or the principal amount outstanding for the time being of that loan.

Lookback Period has the meaning given to that term in the applicable Rate Terms.

Margin means the rate set out in Clause 5.3 Margin.

Market Disruption Event means:

a)	the relevant RFR or Central Bank Rate is not available for an RFR Banking Day or a Published Rate Replacement Event has occurred and this Agreement has not been amended pursuant to Clause 5.7Replacement of Published Screen Rate; or
b)	before close of business in London on a Reporting Day for a Loan, the cost to the Bank of funding the Loan in the market specified as such in the Rate Terms for the relevant Interest Period would be in excess of the aggregate of the applicable Cumulative Compounded RFR Rate

Material Adverse Effect means any material adverse effect on:

a)	the financial condition, business, assets or prospects of the Borrower or the Group;
b)	the ability of the Borrower to perform its obligations under any Finance Document; or
c)	the validity, enforceability, effectiveness or ranking of any Finance Document or of a right of the Bank thereunder.

Original Financial Statements means the audited consolidated financial statements of the Borrower for the financial year ended 31st December 2021.

Party means a party to this Agreement.

Person means any natural person, legal entity, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality).

Pound sterling, pound sterling, £ and GBP means the lawful currency of United Kingdom.

Published Rate Replacement Event means (i) in the reasonable opinion of the Bank, the methodology, formula or other means of determining the RFR has materially changed or (ii) the administrator of the RFR announces that (a) it is insolvent or that it shall cease to provide the RFR (and there is no successor administrator) or (b) such RFR may no longer be used or shall be indefinitely or permanently discontinued or (c) a supervisor or administrator of such RFR publicly announces that RFR is no longer or, as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that such representativeness will not be restored.

Rate Terms means in relation to a Loan or an Unpaid Sum in GBP the terms set out for that currency in Schedule 3 Rate Terms.

Relevant Market has the meaning given to that term in the applicable Rate Terms.

Replacement Base Rate means a benchmark rate which is:

a)	implemented, designated or recommended as a replacement by the administrator of the RFR or a central bank or any other supervisory or regulatory authority; or

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b)	agreed by the Borrower and the Bank as, generally accepted in the international or domestic loan markets as the appropriate successor to a RFR or otherwise an appropriate successor to a RFR.

Reporting Day means the day (if any) specified as such in the applicable Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

RFR means any rate specified as such in the applicable Rate Terms.

RFR Banking Day means any day specified as such in the applicable Rate Terms.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)	in the same currency as the maturing Loan; and
(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

Security Interest means (the creation of) a pledge, charge, hypothecation, mortgage, lien or any other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect in the relevant jurisdiction.

Subsidiary means in relation to a specified Person any Person over which it has Control.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

Utilisation Date means each date on which a Loan is made or to be made.

Utilisation Request means a request for a Loan in writing substantially in the form of Schedule 2 Utilisation Request or in any other manner or form as accepted by the Bank.

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

2.	Facility

2.1	Availability

Subject to the terms of this Agreement, the Bank makes available to the Borrower an uncommitted revolving credit facility in an aggregate amount of £120,000,000 (one hundred and twenty million British Pounds).

The aggregate amount of the outstanding Loans may not exceed the Limit at any moment in time.

2.2	Uncommitted facility

The Facility is uncommitted and repayable on demand in accordance with Clause 7.3 Cancellation. The Bank does not have any obligation under this Agreement and it is at its sole discretion to honour a request for a Loan.

3.	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the financing of working capital including acquisitions and dividends. The Bank is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions

4.1	Conditions precedent

The first Loan may be requested by the Borrower, via a method as approved by the Bank, only after the Bank has notified the Borrower that it has received all of the documents and evidence set out in Schedule 1 Conditions Precedent in form and substance satisfactory to the Bank. The Bank will give this notification to the Borrower as soon as reasonably practicable after being so satisfied. This does not affect the uncommitted character of the Facility.

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4.2	Utilisation Request

The Borrower may request a Loan by giving the Bank, via a method as approved by the Bank, a duly completed and duly executed Utilisation Request substantially in the form of Schedule 2 Utilisation Request. A Utilisation Request for a Loan must be given to the Bank two RFR Banking Days before the date of Utilisation. A Utilisation Request is irrevocable.

4.3	Utilisation

Without prejudice to Clause 2.2 Uncommitted facility, the Bank is not obliged to make a Loan available if:

(a)	on the date of the Utilisation Request or on the Utilisation Date, in the case of a Rollover Loan an Event of Default is continuing, or in case of a Loan other than a Rollover Loan a Default is continuing or would result from that Loan;
(b)	the Borrower has issued a notice pursuant to Clause 8.4 Notification of Default.
(c)	the amount of the Loan is less than £10,000,000 or, if higher, increased with integral multiples of £5,000,000;
(d)	the currency of the Loan does not comply with Clause 2 Facility;
(e)	the Interest Period does not comply with Clause 5.1 Interest Periods;
(f)	as a result of the proposed utilisation more than 3 Loans would be outstanding; or
(g)	as a result of the proposed utilisation the aggregate amount of the outstanding Loans would exceed the Limit.

5.	Interest and FEES

5.1	Interest Periods

(a)	The term of each Loan equals the applicable Interest Period and each Loan has one Interest Period only.

(b)	The Borrower may select an Interest Period of 1 month (or any other period as agreed between the Borrower and the Bank) in the Utilisation Request for that Loan.

(c)	If the Borrower fails to select an Interest Period the relevant Interest Period will be 1 month

(d)	The Interest Period will start on the Utilisation Date. The Bank will determine the appropriate Interest Period for any Unpaid Sum.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

5.2	Obligation to pay interest

(a)	The Borrower must pay interest on each Loan made available to it and on any Unpaid Sum on the last day of each Interest Period.

(b)	The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum equal to the aggregate of the applicable Base Rate for that day and Margin.

(c)	If any day during an Interest Period for a Loan or Unpaid Sum is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

(d)	The Bank shall promptly upon such total amount of interest being determinable, notify the Borrower of the determination of the total amount of accrued interest that relates to a Loan or Unpaid Sum and is, or is scheduled to become, payable under this Agreement.

5.3	Margin

[***]

5.4	Default interest

Upon the occurrence of an Event of Default, the rate of interest in respect of an Unpaid Sum and the rate of interest referred to in Clause 5.2 Obligation to pay debit interest will be equal to the aggregate of:

(a)	the Base Rate;

(b)	the (relevant) Margin (which will be the highest applicable rate set out in Clause 5.3 Margin); and

(c)	1% per annum.

5.5	Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the Bank may give notice to the Borrower that the rate of interest for that period shall be the percentage rate per annum which is the sum of the (relevant) Margin and the Cost of Funds.

5.6	Front-end fee/Arrangement fee

The Borrower must pay to the Bank [***] on the earlier of: (i) 3 Business Days after the date of this Agreement and (ii)  the first Utilisation Date.

5.7	Replacement of Published Screen Rate

If a Published Rate Replacement Event occurs the Bank and the Borrower may agree such amendments to the Finance Documents as may be required to (i) provide for and align the Finance Documents to the use of a Replacement Base Rate for the calculation of any interest under this Agreement, (ii) provide for appropriate fall-back provisions for the Replacement Base Rate and (iii) adjust the pricing to reduce or mitigate the transfer of economic value from one Party to another as a result of the application of the Replacement Base Rate.

6.	Repayment

The Borrower must repay each Loan on the last day of the Interest Period for that Loan. Subject to the terms of this Agreement, amounts repaid under this Clause may be re-borrowed and without prejudice to Clause 2.2 Uncommitted facility.

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7.	Prepayment and cancellation

7.1	Mandatory prepayment – Illegality, Change of Control

(a)	If it becomes unlawful for the Bank or any of its Affiliates to perform any of its obligations, to fund, issue or maintain any Loan or to receive interest under any Finance Document, the Bank may immediately cancel the Limit and/or declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

(b)	The Borrower must promptly notify the Bank if it becomes aware of any Change of Control or intended Change of Control. After a Change of Control, the Bank may by not less than 5 days’ notice to the Borrower cancel the Limit and/or declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

7.2	Voluntary prepayment

(a)	Without prejudice to Clause 16.6 Break Funding Costs, the Borrower may, by giving not less than 10 Business Days prior notice to the Bank (or such other period as may be agreed to by the Bank), prepay each Loan in whole or in part, provided that a prepayment of part of a Loan must be made in a minimum amount of £10,000,000 and integral multiples of £5,000,000. Each prepayment notice is irrevocable and must specify the relevant date(s) and the amount of the Loan to be prepaid.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Funding Costs without premium or penalty.

7.3	Cancellation, repayment and termination

(a)	The Borrower may, by giving not less than 3 Business Days prior notice to the Bank, cancel the available Limit in whole or in part, provided that a partial cancellation must be in a minimum amount of £10,000,000 and an integral multiple of £5,000,000. Each cancellation notice is irrevocable and must specify the relevant date(s) and the amount to be cancelled.

(b)	Notwithstanding the rights of the Bank set out in this Agreement, the Bank may at any time, by giving notice to the Borrower, cancel the available Limit in whole or in part and declare that the outstanding Loans, including accrued interest and any other amounts due by the Borrower under the Finance Documents are – if no Event of Default is continuing (in which case Clause 12 Acceleration is applicable) –due and payable within 3 Business Days of receipt by the Borrower of the relevant notice (without any demand or notice of default being required).

(c)	without prejudice to, and in addition to, the uncommitted and on-demand nature of the Facility (pursuant to Clause 2.2 Uncommitted facility and this Clause 7.3 Cancellation, respectively), it is agreed between the Bank and Borrower that:

(i)	if the facility is undrawn on 31 May 2022, then the Bank will be entitled to immediately cancel the Facility, which shall be effective on that day, without notice to the Borrower; and

(ii)

(X) all outstanding Loan(s) (together with accrued interest and subject further to any Break Funding Costs without premium or penalty) shall become due and payable in full on the Final Maturity Date, and

(Y) this Agreement shall terminate on the Final Maturity Date (unless otherwise agreed to by the Bank), in each case, without notice to the Borrower.

8.	Information covenants

8.1	Financial statements

The Borrower agrees to be bound by and shall comply with all provisions under clause 21.1 (Financial statements) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

8.2	Changes of financial year or in the method of financial reporting

(a)	The Borrower must notify the Bank of any proposed change of its financial year or to the manner in which its financial statements are prepared.

(b)	If requested by the Bank, the Borrower must supply to the Bank:

(i)	a full description of any change notified under paragraph (a) above;

(ii)	sufficient information to enable the Bank to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Bank under this Agreement prior to the implementation of the change; and

(iii)	positive sign-off by the Borrower’s auditor regarding the change.

8.3	Information – miscellaneous

The Borrower agrees to be bound by and shall comply with all provisions under clause 21.4 (Information: miscellaneous) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

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8.4	Notification of Default

The Borrower agrees to be bound by and shall comply with all provisions under clause 21.5 (Notification of default) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

9.	General covenants

9.1	General

The Borrower agrees to be bound by the covenants set out in this Clause 9 General Covenants relating to it. Where a covenant is expressed to apply to all members of the Group, the Borrower must ensure that each of its Subsidiaries complies with that covenant.

9.2	Compliance with laws

The Borrower agrees to be bound by and shall comply with all provisions under clause 23.2 (Compliance with laws) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

9.3	Negative pledge

The Borrower agrees to be bound by and shall comply with all provisions under clause 23.3 (Negative pledge) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

9.4	Pari Passu

The Borrower agrees to be bound by and shall comply with all provisions under clause 23.7 (Pari Passu) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

10.	representations

The Borrower makes each of the representations and warranties set out in clause 20 (Representations) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

The Borrower makes each of the representations and warranties to the Bank on the date of this Agreement. The representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

11.	Events of default

Each of the events set out in this Clause 11 Events of Default is an Event of Default.

11.1	Non-payment

The Borrower agrees to be bound by and shall comply with all provisions under clause 24.1 (Non-payment) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

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11.2	Breach of other obligations

The Borrower agrees to be bound by and shall comply with all provisions under clause 24.3 (Other obligations) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

11.3	Misrepresentation

The Borrower agrees to be bound by and shall comply with all provisions under clause 24.4 (Misrepresentation) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

11.4	Cross-default

(a)	The Borrower agrees to be bound by and shall comply with all provisions under clause 24.5 (Cross default) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

(b)	An event of default (however described) has occurred under Existing Syndicated RCF pursuant to the terms therein.

11.5	Insolvency, dissolution or attachment

The Borrower agrees to be bound by and shall comply with all provisions under each of clause 24.6 (Insolvency), clause 24.7 (Insolvency proceedings) and clause 24.8 (Creditors’ process) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

11.6	Changes within the Group

The Borrower’s articles of association or internal rules or regulations are, in the opinion of the Bank, materially amended or the corporate structure of the Group is, in the opinion of the Bank, changed significantly, by a merger, demerger, winding up, conversion, takeover or otherwise.

11.7	Cessation of business

A member of the Group ceases, or threatens to cease, to carry on all, or a material part of its business.

11.8	Invalidity and unenforceability of the Finance Documents

The Borrower agrees to be bound by and shall comply with all provisions under each of clause 24.10 (Unlawfulness), and clause 24.11 (Repudiation) of the Existing Syndicated RCF which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Existing Syndicated RCF) were references to this Agreement; (B) references to “the Agent” were references to the Bank; (C) references to each of “the Lenders”, “the Majority Lenders” and “the Finance Party” were references to the Bank; (D) references to “the Obligor” were references to the Borrower and (E) references to “the Finance Document” shall be deemed to include this Agreement and the “Finance Document” as defined hereunder. In the case of any conflict of interpretation or definition between this Agreement and the Existing Syndicated RCF, the Bank’s interpretation shall prevail (acting reasonably and in good faith at all times).

12.	Acceleration

Without prejudice to Clause 2.2 Uncommitted facility and Clause 7.3 Cancellation and to any other rights it may have under this Agreement, if an Event of Default occurs or is continuing, the Bank may, by notice to the Borrower:

(a)	cancel the Limit in whole or in part;

(b)	declare that any and all amounts outstanding under the Finance Documents are:

(i)	immediately (without a default notice being required) due and payable (as a result of which all outstanding Loans including accrued interest and any other amounts due by the Borrower under the Finance Documents (including Break Funding Costs) are immediately due and payable), or

(ii)	payable on first demand by the Bank (as a result of which all outstanding Loans including accrued interest and any other amounts due by the Borrower under the Finance Documents (including Break Funding Costs) will become payable on first demand by the Bank); and/or

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(c)	require that guarantees are provided and/or Security Interests are created by the Borrower and/or its Affiliates for such amounts as indicated by the Bank in order to fully secure any and all liabilities under the Finance Documents, in which case such Persons must provide those guarantees and/or create those Security Interests immediately.

13.	Payments and set-off

13.1	Currency of account

(a)	Each (re)payment in respect of Loans, Unpaid Sums, interest, costs, expenses or taxes shall be made in the currency in which such amounts are denominated or, if applicable, incurred.

(b)	Any amount expressed to be payable in a specific currency shall be paid in that currency.

13.2	Place of payment

All payments to the Bank under the Finance Documents shall be made into the account specified by the Bank.

13.3	No set-off

All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim.

13.4	Set-off by the Bank

The Bank is at all times entitled to set off any debt receivable by it from the Borrower under or in connection with the Finance Documents, whether or not due and payable and whether or not contingent (each a claim), against any debt owed by the Bank to the Borrower, whether or not due and payable (each a debt), regardless of the currency in which the relevant claim and the relevant debt are denominated.

13.5	Business Days

If a payment under a Finance Document is due on a day which is not a Business Day or in the case of a Loan, an RFR Banking Day, the due date for that payment will instead be the next Business Day in the same calendar month or in respect of a Loan, the next RFR Banking Day in the same calendar month or if there is no such day in that calendar month the preceding Business Day or in the case of a Loan, the preceding RFR Banking Day.

13.6	Priority of payments

If the funds provided by the Borrower for the payment of amounts due under the Finance Documents are insufficient, the priority of payments shall be determined by the Bank irrespective of the due date of the particular amounts or any instruction of the Borrower.

14.	INCREASED COST

The Borrower shall, within three Business Days of a written demand from the Bank, pay to the Bank the amount equal to any Increased Cost incurred by the Bank or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of), any law or regulation (with or without having the force of law) made after the date of this Agreement;

(b)	compliance with any law or regulation (with or without having the force of law) made after the date of this Agreement; or

(c)	the implementation or application of or compliance with Basel III or any law or regulation that implements, applies or amends Basel III.

For this Clause Basel III means:

(a)	Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC (CRD IV);

(b)	Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 (CRR); and

(c)	any and all other agreements, rules, guidance, regulations and/or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

15.	Evidence and calculations

15.1	Evidence

In the absence of manifest error:

(a)	accounts maintained by the Bank will be conclusive evidence of the existence and the amount of the obligations of the Borrower under any Finance Document; and

(b)	a determination by the Bank of a fee, an interest rate or amount under any Finance Document will be conclusive evidence.

15.2	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

16.	Indemnity and gross up

16.1	Indemnity

The Borrower must indemnify the Bank promptly upon demand against any costs, loss or expenses (including notarial and legal fees) which the Bank incurs in connection with (i) the occurrence of, or investigating any event or circumstances which the Bank reasonably believes to be a Default or an Event of Default, (ii) the enforcement of the performance by the Borrower of its obligations, or the preservation of any rights, under or in connection with the Finance Documents and (iii) the creation, execution, modification and termination of any Security Interest.

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16.2	Currency indemnity

If any sum due from the Borrower under the Finance Documents has to be converted into another currency, the Borrower shall as an independent obligation within 3 Business Days of a written demand: (i) indemnify the Bank against any loss, cost or liability; and (ii) make such additional payment to the Bank necessary to enable it to exchange the sum received against the exchange rate available to it at the time it is received, into the sum and currency originally expressed to be due under the Finance Documents. The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than the currency in which it is expressed to be payable.

16.3	Gross up

(a)	The Borrower must make all payments to be made under the Finance Documents without any tax deduction, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Borrower or the Bank, the amount of the payment due from the Borrower will be increased to an amount which (after making the tax payment) leaves an amount equal to the payment which would have been due if no tax payment had been required.

(b)	Without prejudice to paragraph (a), if the Bank is or will be subject to any liability or required to make any payment for or on account of tax on or in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document, the Borrower shall, within three Business Days of a written demand from the Bank, pay to the Bank an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of tax by the Bank in respect of a Finance Document.

(c)	Paragraph (b) does not apply to any tax assessed on the Bank if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank.

16.4	Stamp duty

The Borrower shall pay and indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

16.5	Value added tax

All amounts payable under a Finance Document to the Bank shall be deemed to be exclusive of any value added tax (VAT). If VAT is chargeable, the Borrower shall, pay to the Bank (in addition to and at the same time as paying the original amount) an amount equal to the amount of the VAT. Where a Finance Document requires the Borrower to reimburse or indemnify the Bank for any costs or expenses, the Borrower shall, at the same time reimburse and indemnify the Bank against all VAT incurred by the Bank in respect of the costs or expenses save to the extent that the Bank is entitled to repayment or credit in respect of such VAT.

16.6	Break Funding Costs

If a Loan is repaid prior to the end of its Interest Period, the Borrower must pay to the Bank the Break Funding Costs attributable to that Loan.

17.	Changes to the documents and parties

17.1	Amendments, waivers and consents

Any waiver, amendment and consent in relation to or under the Finance Documents must be agreed upon in writing.

17.2	Transfers by the Borrower

The Borrower may not assign or transfer any of its rights or obligations under any Finance Document without the prior written consent of the Bank.

17.3	Transfers by the Bank

(a)	Subject to paragraph (b) and paragraph (c) below, the Bank may not freely assign or transfer any or all of its obligations under any Finance Document without prior written consent of the Borrower (which shall not be unreasonably withheld), and any such consent of the Borrower shall be deemed to have been given following 5 Business Days’ of request by the Bank.

(b)	Without prejudice to the foregoing, the Borrower’s consent contemplated under paragraph (a) shall not be required:

(i)	at a time when an Event of Default has occurred; or

(ii)	in the case of assignment or transfer to an Affiliate of the Bank.

(c)	At any time, the Bank may freely create a Security Interest over any or all of its rights and/or any or all of its obligations under any Finance Document

(d)	To the extent necessary, the Borrower hereby unconditionally and irrevocably agrees in advance to cooperate with and in advance approves any assignment, transfer or the creation of any Security Interest in accordance with this Clause.

18.	Notices

18.1	Manner of giving notices

(a)	Any communication in connection with a Finance Document must be in writing, or, if agreed or indicated by the Bank, electronically (including, but not limited to, e-mail), and must be duly signed and, unless stated otherwise, may be made by letter, sent by post or attached to an e-mail.

(b)	The Bank may rely on the literal wording of any notice (purporting to be) from the Borrower and is not obliged to verify the contents thereof. Incompleteness or distortion of a notice is for the risk of the sender thereof.

(c)	The Bank will not be liable for any loss and/or damage resulting from the use or electronic means of communication, including, but not limited to, loss or damage resulting from failure or delay in delivery, interception or manipulation by third parties or computer programs used for electronic communications and transmission of viruses.

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18.2	Contact details

(a)	Subject to the provisions of this Clause and unless expressly agreed otherwise in writing between the Bank and the Borrower, the contact details of each Party for all communications are those notified by that Party on or before the date it becomes a Party to this Agreement.

(b)	The contact details of the Borrower are:

Rentokil Initial plc, Compass House, Manor Royal, Crawley, West Sussex RH10 9PY

Attention: Bente Salt and Treasury Front Office

Email: bente.salt@rentokil-initial.com and treasury.front-office@rentokil-initial.com

(c)	The contact details of the Bank are:

ING Bank N.V., London Branch

8-10, Moorgate, London, EC2R 6DA, United Kingdom

Attention: Deal Execution (Operational matters) or Siobhan Walker (Commercial / Credit matters)

E-mail: Deal Execution (DealExecutionLondon@ing.com) / Siobhan Walker (Siobhan.Walker@ing.com)

(d)	A Party may change its contact details by giving 5 Business Days’ notice to the Bank (or in the case of the Bank, to the other Parties).

(e)	Any communication or document to be made or delivered to the Bank will only be effective if and when actually received by the Bank.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

19.	Rights of third parties

A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

20.	DISCLOSURE OF CONFIDENTIAL INFORMATIon

The Borrower irrevocably consents to the disclosure by the Bank, to the extent allowed by applicable law, of any (confidential) information, including personal data, regarding the Borrower and the Finance Documents, including information which is, if applicable, subject to bank secrecy rules, to:

(a)	the Bank’s Affiliates, professional advisers, auditors, Representatives and service providers;

(b)	any Person with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly any transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or the Borrower;

(c)	any Person to whom the Bank (intends to) assign(s), transfer(s) or create(s) a Security Interest over all or a part of its rights or obligations under the Finance Documents, and to any of that entity’s Affiliates and other entities, including professional advisers, to the extent necessary or desired to conclude and perform such assignment, transfer or Security Interest; and

(d)	any Person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority, the rules of any stock exchange or pursuant to any applicable law or regulation.

21.	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

22.	LENDING AFFILIATES

22.1	Appointment of Lending Affiliates

(a)	Subject to this Clause 22.1, an entity shall become a Party as a Lending Affiliate of the Bank on the relevant Appointment Date if:

(i)	that entity is an Affiliate of the Bank; and
(ii)	the Bank and that Affiliate execute and complete a Lending Affiliate Appointment Notice in relation to that Affiliate.

(b)	The Bank shall, as soon as reasonably practicable after execution of a duly completed Lending Affiliate Appointment Notice, notify the Borrower of the appointment of that Lending Affiliate

(c)	If a proposed appointment of an Affiliate of the Bank as a Lending Affiliate obliges that Affiliate to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank (on behalf of that Affiliate) in order for that Affiliate to carry out and be satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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22.2	Lending Affiliates as Bank

(a)	Subject to this Clause 22, any reference in a Finance Document to the Bank shall be construed to include a Lending Affiliate.

(b)	The Bank and each of its Lending Affiliates shall be treated as a single Bank for the purposes of:

(i)	determining the Available Limit; and
(ii)	Clause 7.1 Mandatory prepayment – Illegality, Change of Control and Clause 7.2 Voluntary prepayment.

22.3	Nomination of Lending Affiliate Utilisations

(a)	The Bank may, by delivery to the Borrower of a duly completed Lending Affiliate Utilisation Notice, nominate any of its Lending Affiliates to participate in any Loan specified in that Lending Affiliate Utilisation Notice.

(b)	A Loan may only be specified by sub-clause (a) above by reference to any of:

(i)	the Borrower(s) of that Loan or those Loans;
(ii)	the jurisdiction of incorporation of the Borrower(s) of that Loan or Loans;
(iii)	the currency of that Loan or those Loans; or
(iv)	in the case of the specification of an individual Loan, the proposed date of that Loan.

(c)	Clause 17.3 Transfers by the Bank shall not apply to any nomination of a Lending Affiliate Utilisation or to the effects of that nomination pursuant to this Clause 22.3.

22.4	Participation by Lending Affiliate

(a)	If the Bank nominates any of its Lending Affiliates to participate in any Loan pursuant to Clause 22.3 Nomination of Lending Affiliate Utilisations the Bank will be released from its obligations under the Finance Documents which relate to those Loans and that Lending Affiliate will be bound by obligations equivalent to those obligations.

(b)	The Bank shall not be responsible for, or liable for any damages, costs or losses to any person arising as a result of, the non-performance by any Lending Affiliate of that Lending Affiliate's obligations under the Finance Documents.

22.5	Payments

Any obligation under any Finance Document to pay an amount to the Bank in relation to a Lending Affiliate Utilisation shall be construed as an obligation to pay that amount to the Lending Affiliate nominated by the Bank to participate in that Lending Affiliate Utilisation.

22.6	Limits

(a)	Without prejudice to Clause 22.4 Participation by Lending Affiliate, a Lending Affiliate has no Limit and any portion of the Limit which relates to any Lending Affiliate Utilisation of the Lending Affiliate remains part of the Limit of the Bank.

(b)	Any term of this Agreement which acts to cancel or reduce the Limit on the repayment or prepayment of a Loan shall, in the case of the repayment or prepayment of a Lending Affiliate Utilisation of a Lending Affiliate, operate to cancel or reduce the corresponding portion of the Limit of the Bank.

22.7	Effects on assignments and transfers

(a)	Any assignment or transfer by the Bank pursuant to Clause 17.3 Transfers by the Bank of its rights and/or obligations under the Finance Documents which relate to that portion of the Limit which relates to a Lending Affiliate Utilisation shall be construed to include an assignment or transfer, as the case may be, by it, on behalf of its Lending Affiliate nominated to participate in that Lending Affiliate Utilisation, of that Lending Affiliate's rights and/or obligations under the Finance Documents which relate to that Lending Affiliate Utilisation.

(b)	Subject to sub-clause (c) below, the rights and/or obligations of a Lending Affiliate under the Finance Documents may not be assigned or transferred other than pursuant to an assignment or transfer by the Bank described in sub-clause (a) above.

(c)	A Lending Affiliate (the Existing Lending Affiliate) may, subject to Clause 17.3 Transfers by the Bank, assign any of its rights under any Finance Document which relate to an outstanding Lending Affiliate Utilisation to another Lending Affiliate of the Bank (the Alternative Lending Affiliate) or to the Bank.

22.8	Communications

Each Lending Affiliate shall be represented by the Bank for all administrative purposes under the Finance Documents and each Lending Affiliate shall deal with the Borrower exclusively through the Bank.
Communications

22.9	Other adjustments

Any obligation under this Agreement for a Lending Affiliate to transfer its rights and obligations under this Agreement shall be construed as an obligation for the Bank to transfer its rights and obligations under this Agreement which relate to that portion of the Limit which relates to any Lending Affiliate Utilisation of that Lending Affiliate.

22.10	Resignation of Lending Affiliate

(a)	If no Lending Affiliate Utilisation in respect of which a Lending Affiliate (a Resigning Lending Affiliate) has rights or obligations under this Agreement is outstanding, that Lending Affiliate and the Bank may execute a Lending Affiliate Resignation Notice.

(b)	The Bank shall as soon as reasonably practicable after execution of a duly completed Lending Affiliate Resignation Notice notify the Borrower of the resignation of that Resigning Lending Affiliate.

(c)	Upon notification by the Bank to the Borrower of the resignation of that Resigning Lending Affiliate:

(i)	that Resigning Lending Affiliate shall cease to be a Lending Affiliate and shall have no further rights or obligations under the Finance Documents as a Lending Affiliate; and
(ii)	any nomination of that Lending Affiliate to participate in any Loan shall be cancelled.

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(d)	A Lending Affiliate shall, and the Bank shall procure that such Lending Affiliate will, resign pursuant to this Clause 22.10 if:

(i)	that Lending Affiliate ceases to be an Affiliate of the Bank; or

(ii)	the Bank ceases to be a lender under this Agreement.

23.	Miscellaneous

(a)	No failure or delay by the Bank in exercising any right or remedy under the Finance Documents shall operate as a waiver thereof, no single or partial exercise of any such right or remedy shall prevent any other or further exercise thereof or the exercise of any other right or remedy, and the rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

(b)	If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable, it shall not affect or impair the legality, validity or enforceability of any other provisions of the Finance Documents.

(c)	The Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.	Governing law and jurisdiction

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it (including any dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) are governed by the laws of England.

(b)	The courts of England, in first instance, have jurisdiction to settle any dispute in connection with this Agreement. This submission shall not limit the rights of the Bank to take proceedings in any other court which may exercise jurisdiction over the Borrower or any of its assets.

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Schedule 1

Conditions Precedent

To be delivered before the first Utilisation

1)	Certified copies of the current constitutional documents of the Borrower.

2)	A certified copy of the resolutions of a duly authorised committee of the Borrower approving the terms of this Agreement to which the Borrower is party and authorising specified persons to execute on behalf of the Borrower those documents and any other documents that it is necessary or desirable for the Borrower to enter into in connection with the Facility or the other Finance Documents.

3)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 2 above.

4)	A certificate of the Borrower (signed by a director) confirming that borrowing up to the Facility Limit would not cause any borrowing limit binding on the Company to be exceeded.

5)	A certificate of an authorised signatory of the Company certifying that each copy document relating to the Company specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded at a date no earlier than the date of this agreement.

6)	All information that the Bank needs to fulfil its know your customer requirements and comply with applicable anti money-laundering legislation.

7)	Proof that fees which are due have been paid

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Schedule 2

Utilisation Request

To:	ING Bank N.V., London Branch
From:	Rentokil Initial Plc
Date:	[DATE]

Rentokil Initial Plc - £120,000,000 Revolving Credit Agreement dated May 2022 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Capitalised terms used herein have the meaning given to those terms in the Agreement unless defined otherwise herein.

2.	We wish to borrow a Loan/Rollover Loan on the following terms:

(a)	Utilisation Date: [●];

(b)	Amount and currency: GBP [●];

(c)	Interest Period: [●] months.

3.	The bank account to which the Loan should be paid is: bank account [●] in the name of [●] held at [●].

4.	We confirm that each condition precedent under Clause 4.1 Conditions precedent of the Agreement which must be satisfied on the date of this Utilisation Request is so satisfied and that there are no circumstances as described in Clause 4.3 Utilisation of the Agreement on the basis of which the Bank would not be obliged to extend the Loan.

5.	This Utilisation Request is irrevocable.

Rentokil Initial Plc
By: [●]
Title: [●]

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Schedule 3

rate terms: Sterling

Currency:	GBP.
Central Bank Rate	The Bank of England's Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:

means, in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (determined by the Bank) of the Central Bank Rate Spread for the five most immediately preceding RFR Banking Days for which the Daily Rate is available.

Central Bank Rate Spread:

means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) determined by the Bank of:

(a) the Daily Rate for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:

The "Daily Rate" for any RFR Banking Day is:

(a)           the RFR for that RFR Banking Day; or

(b)           if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)             the Central Bank Rate for that RFR Banking Day; and

(ii)            the applicable Central Bank Rate Adjustment; or

(c)            if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)             the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)            the applicable Central Bank Rate Adjustment, rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.
Relevant Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

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Schedule 4

DAILY NON-CUMULATIVE COMPoUNDED RFR RATE

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Bank performing the calculation, taking into account the capabilities of any software used for that purpose calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means in respect of a Loan in GBP, 365, or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Bank performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Cumulation Period;

"Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and

"tni" has the meaning given to that term above.

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Schedule 5

CUMULATIVE COMPOUNDED RFR RATE

The "Cumulative Compounded RFR Rate" for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule Daily Non-Cumulative Compounded RFR Rate) calculated as set out below:

where:

"d0" means the number of RFR Banking Days during the Interest Period;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means in respect of a Loan in GBP, 365, or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"d" means the number of calendar days during that Interest Period.

18/19

SIGNATORIES

Rentokil Initial Plc

By:
Title:

ING Bank N.V., London Branch

By:	By:
Title:	Title:

19/19